Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of Fund Operations, an operating unit within Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls for compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 28, 2002, and from August 31, 2001 through February 28, 2002.

Based on this evaluation, we assert that the Funds listed below, each a series of the BT Trusts or the Deutsche Asset Management VIT Trust (DeAM VIT Trust), were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2002, and from August 31, 2001 through February 28, 2002, with respect to securities reflected in the investment account of the Funds.

Fund Operations, an operating unit within Deutsche Asset Management.

Institutional Daily Assets Fund Liquid Assets Quantitative Equity Fund

Small Cap Portfolio Equity 500 Index Asset Management

Tax Free Money U.S. Bond Index Portfolio Asset Management II

Deutsche Global Equity International Equity Fund Asset Management III

Cash Management Treasury Money EAFE Equity Index

Capital Appreciation NY Tax Free Money

Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped

EAFE Equity Index (DeAM VIT Trust) BT PreservationPlus Income Fund - Wrapped

Small Cap Index Fund (DeAM VIT Trust) BT PreservationPlus - Wrapped

Equity 500 Index (DeAM VIT Trust)

By:

Charles A. Rizzo

Treasurer of BT Trusts and DeAM VIT Trust

Date